EXHIBIT 23.3
Consent of KPMG LLP
We consent to the incorporation by reference in this Registration Statement (Form S-8) of Sturm, Ruger, & Company, Inc. pertaining to the Sturm, Ruger, & Company, Inc. 2007 Stock Incentive Plan, of our report dated March 8, 2005, except as to note 4 to the financial statements which is as of March 31, 2006, with respect to the statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2004, and the related financial statement schedule, included in its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.
KPMG LLP
Stamford, Connecticut
May 3, 2007